Exhibit 10.10

November 9, 2009

VIA FACSIMILE TO (954) 888-7310

& DHL EXPRESS

DHL Network Operations (USA), Inc.

1200 South Pine Island Road

Plantation, Florida 33324

Attention: Jon E. Olin – EVP, General Counsel & Secretary

Re:	Base and Incremental Markup for the Third Quarter of 2009 under the Hub and Line-Haul Services Agreement, by and between DHL Express (USA), Inc., as successor in interest to Airborne, Inc. (“Groundco”) and ABX Air, Inc. (“Airco”), dated August 15, 2003, as amended on April 27, 2004, August 8, 2005 and November 9, 2008 (the “Hub Services Agreement”).

Dear Jon:

Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed thereto in the Hub Services Agreement.

In accordance with paragraph (c) of the Third Amendment of the Hub Services Agreement, dated November 9, 2008, Groundco and Airco hereby agree as follows:

(a) The Base Markup, quarterly cost component and quarterly portion of the annual cost and service components of the Incremental Markup to be paid to Airco in exchange for the services provided by Airco to Groundco under the Hub Services Agreement during the third quarter of 2009 through the date of its expiration on August 15, 2009, shall total $1,330,000, consisting of the following:

$741,608	Base Markup for third quarter of 2009
$100,016	Quarterly cost component of Incremental Markup for third quarter of 2009
$150,024	Quarterly portion of annual cost component of Incremental Markup for 2009
$338,352	Quarterly portion of annual service component of Incremental Markup for 2009

DHL shall pay to ABX such amounts, to the extent that such amounts have yet to be paid, no later than November 16, 2009, in accordance with the terms of the Hub Services Agreement.

Jon E. Olin

November 9, 2009

2 of 2

(b) Groundco and Airco further agree that the allocation of overhead costs attributable to Airco’s provision of (i) Ancillary Services under the Hub Services Agreement, and (ii) Third Party Services under the ACMI Service Agreement, by and between DHL Network Operations (USA), Inc., as successor in interest to Airborne, Inc. and Airco, dated August 15, 2003, as amended from time to time, shall not exceed $800,000 in total for the third quarter of 2009. Notwithstanding the foregoing sentence, in the event that ABX Air and/or one or more of its affiliates and DHL and/or one or more of its affiliates subsequently consummate transaction documentation with respect to the lease and operation of Boeing 767 aircraft after the termination or expiration of the ACMI Agreement, then the overhead costs attributable to Airco’s provision of such Third Party Services and Ancillary Services shall not exceed $1,000,000 in total for the third quarter of 2009, and ABX will reimburse DHL for any additional overhead allocation resulting therefrom within fourteen (14) days from the date of the consummation of such documentation.

Please acknowledge Groundco’s acceptance of the foregoing by having an authorized representative of DHL Express (USA), Inc., sign and date both counterparts of this letter in the space provided below and returning one counterpart to me for my records.

Nothing in this letter agreement shall be deemed a renewal, novation, or amendment of the Hub Services Agreement, which expired by its own terms on August 15, 2009, and so remains expired.

Sincerely, ABX Air, Inc.

/s/ W. Joseph Payne
W. Joseph Payne Vice President General Counsel & Secretary

ACCEPTED AND AGREED: DHL Express (USA), Inc.

/s/ Jon E. Olin

By:	Jon E. Olin

Its:	SVP

Date:	November 11, 2009